Exhibit 23.5

CONSENT OF SANDLER O’NEILL & PARTNERS, L.P.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Beverly National Corporation (the “Company”) as Appendix D to the proxy statement/prospectus that forms a part of the amended Registration Statement on Form S-4 of Danvers Bancorp, Inc. (“Danvers”) relating to the proposed merger of the Company and Danvers and to the references to our name and to the description of such opinion letter contained in the proxy statement/prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Sandler O’Neill & Partners, L.P.

New York, New York

August 28, 2009